Press Release

Exhibit 99.50

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS ON

CONTINUING DIFFICULT OPERATING TRENDS

Tulsa, Oklahoma, September 23, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported that results in the third quarter continue to be affected by challenges in the areas of revenue per day and vehicle depreciation costs. Results are also expected to be affected by the bankruptcy of one of the Company’s tour operators. In light of performance to date, the Company is seeking an amendment to its senior secured credit facility as it relates to the Company’s permitted leverage, failing which the Company expects to use a portion of its excess liquidity to repay a portion of its term debt under the facility to maintain covenant compliance.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements use such words as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan” and similar expressions. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results include pricing and demand trends for the remainder of 2008, particularly in light of low consumer confidence levels and the impact of gasoline prices, the impact of pricing and other actions by competitors, particularly if demand continues to be soft; airline travel patterns, including disruptions or reductions in air travel resulting from recent airline bankruptcies, industry consolidation, capacity reductions and pricing actions; the cost and other terms of acquiring and disposing of automobiles; the financial performance and prospects of our principal vehicle supplier; our ability to manage our fleet mix to match demand and reduce vehicle depreciation costs, particularly as we increase the level of Non-Program Vehicles (those without a guaranteed residual value) and exposure to fluctuations in the used car market; our ability to comply with financial covenants and to obtain financing as needed without unduly restricting operational flexibility and our ability to manage the consequences under our financing agreements of a default by any of the Monolines that provide credit support for our asset backed financing structures, particularly given recent events involving the credit markets and the downgrade in the credit ratings of certain of the Monolines; the effectiveness of other actions we take to manage costs and liquidity; disruptions in information and communication systems we rely on; access to reservation distribution channels; the cost of regulatory compliance and the outcome of pending litigation; local market conditions where we and our franchisees do business; and the impact of natural catastrophes and terrorism. Forward-looking statements should be considered in light of information in this press release and other filings with the Securities and Exchange Commission (“SEC”).

Contacts:

Financial:	Scott L. Thompson	Media:	Fred Fleischner
Chief Financial Officer	Executive Director
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Staff Vice President
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com